Exhibit (k)(1)

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT is made as of November 1, 1991, by and between THE BOSTON COMPANY ADVISORS, INC., a Massachusetts corporation (“Boston Advisors”), and THE IRISH INVESTMENT FUND, INC., a Maryland corporation (the “Fund”).

WHEREAS, the Fund is registered as a diversified, closed-end management investment company under the Investment company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain Boston Advisors to render certain administrative services to the Fund and Boston Advisors is willing to render such services;

WITNESSETH:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.          Appointment. The Fund hereby appoints Boston Advisors to act as Administrator of the Fund on the terms set forth in this Agreement. Boston Advisors accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.          Delivery of Documents. The Fund has furnished or will furnish Boston Advisors with copies properly certified or authenticated of each of the following.

(a)          Resolution of the Fund’s Board of Directors authorizing the appointment of Boston Advisors to provide certain administrative services to the Fund and approving this Agreement;

(b)          The Fund’s Articles of Amendment and Restatement of Articles of Incorporation filed with the Maryland Department of Assessments and Taxation on March 20, 1990 and all amendments thereto (the “Articles”);

(c)          The Fund’s Amended and Restated By-Laws and all amendments thereto (the “By-Laws”);

(d)          The Principal Investment Advisory Agreement between Bank of Ireland Asset Management Limited (the “Principal Adviser”) and the Fund dated as of March 30, 1990;

(e)          The U.S. Co-Advisory Agreement between Salomon Brothers Asset Management Inc (the “U.S. Co-Advisor”) and the Fund dated as of March 30, 1990;

(f)          The Irish Custodian Agreement between The Governor and Company of the Bank of Ireland (the “Irish Custodian”) and the Fund dated as of March 30, 1990;

(g)          The Global/Domestic Custody Agreement between Morgan Guaranty Trust Company of New York (“Morgan”) and the Fund dated as of March 29, 1990;

(h)          The certificate of Appointment of American Stock Transfer and Trust Company (the “Transfer Agent’) as Dividend Paying Agent, Dividend Reinvestment and Cash Purchase Plan Agent, Transfer Agent and Registrar by the Fund dated as of March 29, 1990;

(i)          The Fund’s Registration Statement on Form N-2 (the “Registration Statement”) under the Securities Act of 1933 and under the 1940 Act (File Nos. 33-32732 and 811-5984), as declared effective by the Securities and Exchange Commission (“SEC”) on March 30, 1990 relating to shares of the fund’s Common stock, $.01 par value per share, and all amendments thereto;

(j)          The Fund’s U.S. prospectus, dated March 30, 1990 (the “Prospectus”); and

(k)          The Dividend Reinvestment and Cash Purchase Plan (the “Dividend Reinvestment Plan”).

The Fund will furnish Boston Advisors from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Fund will provide Boston Advisors with any other documents that Boston Advisors may reasonably request and will notify Boston Advisors as soon as possible of any matter materially affecting the performance of Boston Advisors of its services under this Agreement.

3.          Duties as Administrator. Subject to the supervision and direction of the Board of Directors of the Fund, Boston Advisors, as Administrator, will manage, administer and conduct all of the general business activities of the Fund other than those which are to be managed or conducted by the Principal Adviser, the U.S. Co-Advisor, the Transfer Agent, the Irish Custodian and Morgan pursuant to the respective agreements between such persons and the Fund, and by the Plan Agent as defined in and pursuant to the Dividend Reinvestment Plan. More specifically, and without limiting the generality of the foregoing, Boston Advisors undertakes to perform the following specific services:

(a)          Maintaining office facilities (which may be in the offices of Boston Advisors or a corporate affiliate);

(b)          Furnishing statistical and research data, data processing services, clerical services, and internal legal, executive and administrative services and stationery and office supplies in connection with the foregoing;

(c)          Furnishing corporate secretarial services including preparation and distribution of materials for Board of Directors meetings;

(d)          Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by Section 31(a) of the 1940 Act and the rules thereunder (including the preparation of financial statements for the annual, semi-annual, and quarterly reports and other shareholder communications));

(e)          Internal auditing and liaison with the Fund’s independent auditors;

(f)          Valuing the Fund’s assets and calculating the net asset value of the shares of the Fund at the close of trading on the New York Stock Exchange on the last day on which the NYSE is open for trading of each week and month and at such other times as the Board of Directors may reasonably request;

(g)          Accumulating information for and, subject to approval by the Fund, preparing reports to the Fund’s shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR, proxy statements and annual post-effective amendments of the Fund’s Registration Statement on Form N-2;

(h)          Preparing and filing various reports or other documents required by federal, state and other applicable laws and regulations and by stock exchanges on which the shares of the Fund are listed, other than those filed or required to be filed by the Principal Adviser or Transfer Agent;

(i)          Preparing and filing the Fund’s tax returns;

(j)          Assisting the Principal Adviser and the U.S. Co-Advisor, at such person’s request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the Principal Adviser and the U.S. Co-Advisor in monitoring compliance with the Fund’s investment objective, policies, restrictions, tax matters and applicable laws and regulations;

(k)          Preparing and furnishing the Fund (at the Fund’s request) with performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested;

(1)         Monitoring and administration of arrangements between the Fund and the Irish Custodian and Morgan; and

(m)          Maintenance of (but not the payment for) the Fidelity Bond required to be maintained under the 1940 Act and preparation of the filings required in connection therewith.

In performing all services under this Agreement, Boston Advisors shall act in conformity with the Fund’s Articles and By-Laws; the 1940 Act and the Investment Advisers Act of 1940, as the same may be amended from time to time, and with the directions provided from time to time by the Fund’s Board of Directors; and the investment objective, investment policies and other practices and policies set forth in the Fund’s Registration Statement as such Registration Statement and practices and policies may be amended from time to time.

4.          Representations and Warranties of the Fund. Boston Advisors represents and warrants to the Fund that:

(a)          It is a corporation, duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts and qualified to carry on its business therein;

(b)          It is empowered under applicable laws and by its articles of incorporation and by-laws to enter into and perform the services contemplated in this Agreement;

(c)          All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

(d)          It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.          Allocation of Expenses. Boston Advisors shall bear all expenses in connection with the performance of its services under this Agreement:

(a)          Boston Advisors will from time to time employ or associate with itself such person or persons as Boston Advisors may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Boston Advisors and the Fund. The compensation of such person or persons shall be paid by Boston Advisors and no obligation shall be incurred on behalf of the Fund in such respect.

(b)          Boston Advisors shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Directors of the Fund who are not affiliated with Boston Advisors; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 5 which may be properly payable by the Fund.

(c)          For the services to be rendered, the facilities to be furnished and the payments to be made by Boston Advisors, as provided for in this Agreement, Boston Advisors shall be compensated by the Fund a fee computed and paid monthly at the annual rate of .20 of 1.00% of the value of the Fund’s average monthly net assets computed as set forth below. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For purposes of computing the monthly fee payable to Boston Advisors, the average net assets of the Fund for a month shall be the arithmetic average of the net assets of the Fund as determined as of the close of business in New York on the last day on which the New York Stock Exchange is open for trading of each week with respect to which such last day of the week falls within that month. The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the 1940 Act and the directions of the Fund’s Board of Directors.

(d)          The Fund will compensate Boston Advisors for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of Boston Advisers for which Boston Advisors shall be entitled to separate reimbursement from the Fund as set forth in Paragraph (e) below, up to a maximum of $5,000 per annum. Out-of-pocket disbursements shall be related wholly and exclusively to expenses incurred by Boston Advisors on behalf or for the benefit of the Fund and shall include the items specified in Schedule A, annexed hereto and incorporated herein, which schedule may be modified by the Fund .and Boston Advisors as they may agree from time to time.

(e)          Boston Advisors will bill the Fund as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with Schedule A. The Fund will promptly pay to Boston Advisors the amount of such billing.

6.          Limitation of Liability. Boston Advisors shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Boston Advisors’ willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund will indemnify Boston Advisors against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of Boston Advisors in the performance of such obligations and duties or by reason of its reckless disregard thereof. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided in this Section, but, if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund. In the event the Fund elects to assume the defense of any such suit and retain such counsel, Boston Advisors may retain additional counsel but shall bear the fees and expenses of such counsel unless the Fund specifically authorizes in writing the retaining of such counsel at the Fund’s expense.

7.          Effectiveness and Termination of Agreement.

(a)          This Agreement shall become effective for all purposes hereunder (and fees shall be earned starting from) on the date on which the resignation by The Vanguard Group, Inc. (“Vanguard”), as administrator of the Fund under the Vanguard Administration Agreement, dated as of March 30, 1990, between the Fund and Vanguard, becomes effective. Copy of the notice of such resignation, setting forth the date of its effectiveness, shall be provided to Boston Advisors as promptly as possible by the Fund after its receipt thereof. This Agreement shall thereafter be and remain in force unless terminated pursuant to the provisions of subsection (b) of this Section 7.

(b)          This Agreement may be terminated at any time without payment of any penalty, upon 60 days’ written notice, by the Fund or by Boston Advisors, provided, however, that the Fund may terminate this Agreement upon default by Boston Advisors in the performance of any of its duties and obligations hereunder, which default shall not have been remedied by Boston Advisors within 30 days after written notice thereof is given by the Fund. This Agreement shall automatically terminate. if assigned without consent, as set forth in Section 9 (b).

8.          Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

9.          Miscellaneous.

(a)          Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Boston Advisors shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:

The Irish Investment Fund, Inc.

Exchange Place

Boston, Massachusetts 02109

Attention:     Michael Healy

with a copy to:

Bank of Ireland Asset Management Limited

2 Greenwich Place

Greenwich, Connecticut 06830

Attention:     Gerald F. Colleary

To Boston Advisors:

The Boston Company Advisors, Inc.

One Boston Place - OB11E

Boston, Massachusetts 02108

Attention:     Francis J. McNamara, III

(b)          This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c)          This Agreement shall be construed in accordance with the laws of the State of New York.

(d)          This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(e)          The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

10.         Confidentiality. All books, records, information and data pertaining to the business of the Fund that are exchanged or received pursuant to the performance of Boston Advisors’ duties under this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as specifically authorized by the Fund or as may be required by law.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date, first written above.

THE BOSTON COMPANY ADVISORS, INC.

By:	/s/ Peter H. Gallary

THE IRISH INVESTMENT FUND, INC.

By:	/s/ Gerald S. Colleary

SCHEDULE A

THE IRISH INVESTMENT FUND. INC.

Reimbursable Out-of-Pocket Expenses

Administration Agreement

I.	Reimbursable out-of-pocket expenses (which are capped at $5,000 per annum) can be incurred on behalf of the Fund for the following:

-	Postage, certified and overnight mail, shipping, and insurance in connection therewith
-	Telephone and telecommunications charges
-	Pricing services
-	Travel to/from Board meetings

The Shareholder Services Group, Inc.

Exchange Place

Boston, Massachusetts 02109

Gentlemen:

This letter acknowledges the consent of The Irish Investment Fund, Inc. to the assignment of the Administration Agreement dated November 1, 1991 between The Boston Company Advisors, Inc. (“Boston Advisors”) and The Irish Investment Fund, Inc., as amended (collectively, the “Agreement”) to The Shareholder Services Group, Inc. (“TSSG”). This acknowledgment will be effective upon the consummation of the proposed acquisition of The Boston Company Inc.’s third party mutual fund administration business by TSSG (the “Proposed Transaction”). We understand that, effective upon the completion of the Proposed Transaction, TSSG will assume all of Boston Advisors’ rights and obligations under the Agreement accruing after that date and that The Boston Company, Inc. and its affiliates, including Boston Advisors, will no longer be liable under the Agreement or responsible for any acts or omissions of TSSG occurring after that time.

Sincerely,

The Irish Investment Fund, Inc.

By:	/s/ Christine C. Carsman
Assistant Secretary
May 5, 1994